Exhibit 99.1

Allogene Therapeutics Announces Closing of Initial Public Offering

and Full Exercise of Underwriters’ Option to

Purchase Additional Shares

South San Francisco, Calif., October 15, 2018 – Allogene Therapeutics, Inc. (Nasdaq: ALLO), a clinical-stage biotechnology company pioneering the development of allogeneic CAR T (AlloCAR T™) therapies for cancer, today announced the closing of its previously announced initial public offering of 20,700,000 shares of its common stock, which includes 2,700,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $18.00 per share. Including the option exercise, the gross proceeds to Allogene Therapeutics from the offering, before deducting the underwriting discounts and commissions and offering expenses, were $372.6 million.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Cowen and Company, LLC and Jefferies LLC acted as the joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from:

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com; or

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204; or

•	Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or via email: PostSaleManualRequests@broadridge.com; or

•

Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or via telephone: 1-877-547-6340, or via email: Prospectus_Department@Jefferies.com.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on October 10, 2018. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Allogene Therapeutics

Allogene Therapeutics, with headquarters in South San Francisco, is a clinical stage biotechnology company pioneering the development of allogeneic chimeric antigen receptor T-cell (AlloCAR T™) therapies for cancer.

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Allogene Media/Investor Contact:

Christine Cassiano

Chief Communications Officer

714-552-0326

Christine.Cassiano@allogene.com